Exhibit 10.58

Please quote our reference when replying: Our ref: JTC(L) 3601/2506/JC/mh
9 May 2006

JTC Corporation
TRIO-TECH INTERNATIONAL PTE LTD		The JTC Summit
BLK 1008 TOA PAYOH NORTH		8 Jurong Town Hall Road
#03-09		Singapore 609434
SINGAPORE 318996
contact
		centre hotline	1800 568 7000

ATTN: MS JALENE NG		main line	(65) 6560 0056

	BY POST AND FAX	facsimile	(65) 6565 5301
	(FAX: 62596355)	website	www.jtc.gov.sg
Dear Sirs,
OFFER OF TENANCY FOR STORE-ROOM KNOWN AS PRIVATE LOT A19597 (ANCILLARY) AT BLK 1008 TOA PAYOH NORTH #03-09 /10 /11 /12 /14 /15 /16 /17 Singapore 318996 (THE “ PREMISES” ) (AREA: 6.5 SQUARE METRES)
1.	We are pleased to offer a tenancy of the Premises subject to the following covenants, terms and conditions in this letter and in the annexed Memorandum of Tenancy (“the Offer”):
1.01	Location and Area:
The area of 6.5 square metres only as delineated and edged in the plans attached hereto known as Private Lot A19597 (ancillary) at BLK 1008 TOA PAYOH NORTH #03-09 /10 /11 /12 /14 /15 /16 /17 Singapore 318996
1.02	Term of Tenancy:

3 years with effect from 16 January 2006 (“the Commencement Date”).

1.03	Discounted Rent:

$9.45 per square metre per month of the Premises (“Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). After your first payment is made in accordance with Clause 3 of this letter and the attached Payment Table, the next payment shall be made on 1 June 2006. We reserve the right to revise the rent from time to time for so long as you shall occupy by way of tenancy an aggregate floor area of 5,000 square metres in the Building or in the various flatted factories belonging to us; and

Annex A
OFFER OF TENANCY FOR THE STORE-ROOM AT BLK 1008 TOA PAYOH NORTH #03-09 /10 /11 /12 /14 /15 /16 /17 SINGAPORE 318996

	Amount		GST
Site: A19597(Ancillary): Building Rent at $9.95 per sqm per month on 6.5 sqm for period 16 January 2006 to 31 May 2006	$292.10
Less: Bulk discount of 5% at $0.50 per sqm per month for period 16 January 2006 to 31 May 2006	$14.68	$277.42	$13.87
		$13.87
Sub-Total		$291.29
Deposit equivalent to 3 months’ Building Rent (or Banker’s Guarantee)	$184.29
Less: Deposit equivalent to 2 month’s Building Rent (Off-budget Measure)	$122.86	$61.43
Total Payable (inclusive of GST at prevailing rate)		$352.72
Please submit the amount of $352.72 by cheque latest by 15 June 2006.
Please note that your subsequent monthly amount to be deducted by GIRO is $64.50 inclusive of GST.

Normal Rent:

$9.95 per square metre per month of the Premises (“Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.).

on the Area, in the event that the said aggregate floor area occupied is at any time reduced to below 5,000 square metres (when the discount is totally withdrawn) with effect from the date of reduction in the said aggregate floor area, (“Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.)

1.04	Tenancy Agreement:

Upon due acceptance of the Offer in accordance with paragraph 2, you shall have entered into a tenancy agreement with us (“the Tenancy”) and will be bound by the covenants, terms and conditions thereof. In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the Memorandum of Tenancy, the relevant covenant, term or condition in this letter shall prevail.

1.05	Security Deposit/Banker’s Guarantee :

Ordinarily we would require a tenant to lodge with us a security deposit equivalent to three (3) months’ Rent. However, as an off-budget measure and as payment by GIRO has been made a condition with which you must comply under clause 3 of this letter, you shall, at the time of your acceptance of the Offer, place with us a deposit equivalent to one (1) month’s Rent (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy, as follows:
(a)	The Security Deposit may be in the form of cash or acceptable Banker’s Guarantee in the form attached (effective from 16 January 2006 to 15 April 2009), or such other form of security as we may in our absolute discretion permit or accept.

(b)	The Security Deposit shall be maintained at the same sum throughout the Term and shall be repayable to you without interest, or returned to you for cancellation, after the termination of the Term (by expiry or otherwise) or expiry of the Banker’s Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

(c)	If the Rent is increased or any deductions are made from the Security Deposit, you shall immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to one (1) month’s Rent.

(d)	If at any time during the Term, your GIRO payment is discontinued, then you shall place with us, within two (2) weeks of the date of discontinuance of your GIRO payment, the additional sum equivalent to two (2) months’ Rent, so that the Security Deposit shall at all times be equal to three (3) months’ Rent for the remaining period of the Term.

(e)	If at any time during the Term the off-budget measure is withdrawn you shall, if required in writing by us, also pay to us the additional sum equivalent to two (2) months’ Rent so that the Security Deposit shall at all times be equal to three (3) months’ Rent for the remaining period of the Term.
1.06	Mode of Payment:

Except for the payment to be made with your letter of acceptance pursuant to paragraph 2 of this letter, which payment shall be by non-cash mode (eg cashier’s order, cheque etc), during the Term, you shall pay Rent and GST at prevailing rate by Interbank GIRO or any other mode to be determined by us.

You have an existing account with us from which we will continue to deduct the aforesaid payments. You are therefore not required to submit a duly completed GIRO form as part of the Mode of Acceptance herein unless you wish to have a separate GIRO account to meet the aforesaid payments.

1.07	Permitted Use:

Subject to clause 1.11, you shall at all times use the whole of the Premises for the purpose of Store-Room and for no other purpose whatsoever.

1.08	Preparation and Submission of Plans:
(a)	No alteration, addition, improvement, erection, installation or interference to or in the Premises or the fixtures and fittings therein is permitted without our prior written consent and the approval of the relevant governmental and statutory authorities. Your attention is drawn to clauses 2.10 to 2.19 and 2.34 of the Memorandum of Tenancy.

(b)	If you have made any changes to the original layout of your factory, you shall be required to engage a qualified architect or engineer to prepare and submit plans showing the layout of all installations including any alterations and additions. And you may wish to make and submit to Controller, BCU(JTC) four copies of fresh layout plan showing the alterations or additions etc, for our record/approval. If you have any enquiries on the preparation and submission of your plans for JTC endorsement, please call our Contact Centre Hotline at 1800 568 7000.

(c)	No work shall commence until the plans have been approved by us and the relevant governmental and statutory authorities.

1.09	Special Conditions:
(a)	Normal (Ground & Non-ground) Floor Premises

You shall comply and ensure compliance with the following restrictions:
(i)	maximum loading capacity of the goods lifts in the Building; and

(ii)	maximum floor loading capacity of 15 kiloNewtons per square metre of the Premises on the 3rd storey of the Building PROVIDED THAT any such permitted load shall be evenly distributed.
We shall not be liable for any loss or damage that you may suffer from any subsidence or cracking of the ground floor slabs and aprons of the Building.
(b)	Determination of the Tenancy:

The Tenancy of the Premises shall be determined at any time either:-
(i)	at the expiry of a three month written notice, as from the date of the said notice, from us to you; OR

(ii)	at the determination (by expiry or otherwise) of your tenancy the factory unit(s) known as BLK 1008 TOA PAYOH NORTH #03-09 /10 /11 /12 /14 /15 /16 /17 Singapore 318996 (the “Principal Unit/s) in the Building in respect of which the Store- Room serves.
In either event, we shall not be held responsible or liable for any cost, damages, loss or expense arising therefrom.

(c)	Third Party Rights:

A person (which term includes a body corporate) who is not a party to this Tenancy shall have no right under the Contracts (Rights of Third Parties) Act (as amended or revised from time to time) to enforce the covenants, terms or conditions of this Tenancy.
1.10	Amendments to the Memorandum of Tenancy:

The following Covenants and Conditions in the Memorandum of Tenancy i.e. clause 2.18, 4.02 (a)(ii) and 4.03 (a)(ii) shall be deleted and replaced as follows:
“2.18	Emergency Lighting:

Subject to clauses 2.12, 2.13 and 2.14 of the Memorandum of Tenancy, you shall, if required by us, install emergency lighting at such locations in the Premises as may be determined by us.”

“4.02 (a) (ii)	on the Tenant by registered or ordinary post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT is it returned by the post office undelivered;”

“4.03 (a) (ii)	the Tenant by registered post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT it is returned by the post office undelivered.”
You are to ensure that the maximum loading capacity in the goods lifts of the Building is not exceeded.

You accept the Premises with full knowledge that the ground/ production floor slabs are laid directly on the ground with services laid in the ground and may settle, subside and crack in the event that the ground in, on or around the Premises and/or the Building consolidates in the course of time. You shall therefore, subject to our prior written consent, provide, at your own cost, suitable and proper foundation for all machinery, equipment and installation at the Premises. We will not be liable for any loss, damage or inconvenience that may be suffered by you or any other person in connection with the subsidence or cracking of the ground/ production floor slabs or aprons of the Premises and/or Building.
1.11	Exemption of Stamp Duty

As your average rent and service charge for a whole year does not exceed $1,000.00 stamp duty would be exempted. However, please note that the exemption of stamp duty is subject to IRAS’s confirmation. Although stamp duty will not be collected as part of acceptance of this offer, you shall remain liable for payment of all stamp duty arising from this tenancy, should it subsequently be determined to be payable.

1.12	Option for renewal of tenancy:
(a)	You may within 3 months before the expiry of the Term make a written request to us for a further term of tenancy

(b)	We may grant you a further term of tenancy of Premises upon mutual terms to be agreed between you and us subject to the following :
(i)	there shall be no breach of your obligations at the time you make your request for a further term;

(ii)	our determination of revised Rent, having regard to the market rent of the Premises at the time of granting the further term, shall be final;

(iii)	we shall have absolute discretion to determine such covenants terms and conditions, but excluding a covenant for renewal of tenancy; and

(iv)	there shall not be any breach of your obligations at the expiry of Term.
2.	Mode of Acceptance:

The Offer shall lapse if we do not receive the following by 30 May 2006:
(i)	Duly signed Letter of Acceptance of all the covenants, terms and conditions in the tenancy in the form enclosed at the ANNEX A; and

(ii)	Payment of the sum set out in ANNEX B.
3.	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if the said other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

4.	Variation of Tenancy:

This letter and the Memorandum of Tenancy constitute the full terms and conditions governing the Offer and no terms or representation or otherwise, whether express of implied, shall form part of the Offer other than what is contained herein. Any variation, modification, amendment, deletion, addition or otherwise of the terms of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us.

Yours faithfully

Joseph Ching
Assistant Manager (Lease Management)
Flatted Factory & Business Park Department
Customer Services Group
DID	: 68833713
HP	: 91252955
FAX	: 68855936
Email	:chosen@jtc.gov.sg
Encl

Annex A
OFFER OF TENANCY FOR THE STORE-ROOM AT BLK 1008 TOA PAYOH NORTH #03-09 /10 /11 /12 /14 /15 /16 /17 SINGAPORE 318996

	Amount			GST
Site: A19597(Ancillary): Building Rent at $9.95 per sqm per month on 6.5 sqm for period 16 January 2006 to 15 May 2006	$258.72
Less: Bulk discount of 5% at $0.50 per sqm per month for period 16 January 2006 to 15 May 2006	$13.00	$271.72		$13.59
Sub-Total			$285.31
Deposit equivalent to 3 months’ Building Rent (or Banker’s Guarantee)	$184.29
Less: Deposit equivalent to 2 month’s Building Rent (Off-budget Measure)	$122.86	$61.43
Total Payable (inclusive of GST at prevailing rate)		$346.74
Please submit the amount of $346.74 by cheque latest by 30 May 2006.
Please note that your subsequent monthly amount to be deducted through GIRO is $64.50.